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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                        Date of Report: October 8, 2001

                           ARV ASSISTED LIVING, INC.
               (Exact Name of Registrant as Specified in Charter)

            Delaware                         0-26980                        33-0160968
  (State or Other Jurisdiction       (Commission File Number)             (IRS Employer
       of Incorporation)                                               Identification No.)

                             245 Fischer Avenue, D-1
                              Costa Mesa, CA 92626
              (Address of Principal Executive Offices and Zip Code)

                                 (714) 751-7400
              (Registrant's telephone number, including area code)

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Item 5.  Other Events

(a) ARV Assisted Living, Inc., the Managing General Partner of American Retirement Villas Properties III, L.P., announced on October 18, 2001 it is commencing a cash tender offer, through a wholly-owned limited partnership, ARVP Acquisition, L.P., for up to 10,000 limited partnership units for a net cash purchase price of $360 per unit (the "Offer"). The Offer, which begins on October 18, 2001, will expire at 12:00 p.m. (Eastern Time) on Thursday, November 15, 2001. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn a number of units that will constitute at least a majority of the outstanding units in ARVP III.

The terms and conditions of the Offer are set forth in the Schedule TO, Offer to Purchase and Letter of Transmittal, filed with the Securities and Exchange Commission on October 18, 2001.

The press release relating to the forgoing is attached hereto as Exhibit 99.1 and incorporated herein by reference.

(b) ARV Assisted Living Inc. announced on October 8, 2001 that it has entered into new property management contracts with an affiliate of Texas-based Lone Star Funds, providing for ARV to manage three assisted living communities located in Texas and New Mexico.

Since 1995, Lone Star Funds has organized equity investments in excess of $4 billion for real estate related investments. Lone Star Funds has appointed ARV to manage a 99-unit community in Harlingen, Texas providing assisted living and Alzheimer's care, a 92-unit community in Roswell, N.M. providing assisted living and Alzheimer's care, and a 12-unit seniors apartment project also in Roswell.

In addition, the parties are negotiating to appoint ARV as manager of a 52-unit assisted living community in Denison, Texas within the next several weeks. These new management contracts provide for ARV to realize significant base management fees and the opportunity to earn incentive management fees based upon improved operations.

ARV also announced that as the result of its election not to exercise an uneconomic real estate purchase option, it was removed as a manager of Encino Renovation LLC and Berkshire Renovation LLC (companies), pursuant to an Oct. 1, 2001 notice received from the remaining, and now sole, manager of the companies, Vintage/ABR (Renovation) LLC (Vintage/ABR).

Although Vintage/ABR has taken no further action as of the date of this release, the operating agreements for both companies provide that Vintage/ABR may elect to terminate ARV as manager of the Encino Terrace assisted living community located in Encino, Calif. and of the Berkshire assisted living community located in Berkeley, Calif. and designate a successor manager, which may be one of its own members, under terms negotiated by Vintage/ABR.

The selection of the new property manager will remain subject to approval by the first mortgage lender for the communities and such approval is not assured. Termination of ARV's management


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of the two communities could result in the loss of gross management fees in the amount of $130,000 annually. ARV is reviewing the situation and will respond as deemed necessary.

In a related development, ARV, as the managing general partner of American Retirement Villas Properties III L.P. (ARVP III), received notice of an unsolicited offer to purchase up to 10,000 limited partnership units of ARVP III for a net cash price of $300 per unit in cash from C3 Capital, LLC, subject to reduction under certain circumstances. The offer is subject to various conditions.

Vintage Senior Housing LLC, a managing member of Vintage/ABR, is also a member of C3 Capital LLC. ARV also confirmed its receipt of notice that C3 Capital LLC intended to solicit the consent of the ARVP III limited partners to remove ARV as the managing general partner of the partnership and terminate ARV as the manager to the two assisted living communities owned by ARVP III in Camarillo, Calif. and Chandler, Ariz.

At the same time, C3 Capital LLC proposes to appoint its own member, Vintage Senior Housing LLC, as the new property manager for the communities. In the event that C3 Capital LLC succeeds in removing ARV as the managing general partner and terminating the ARV property management agreements, ARV will sustain the loss of gross management and administration fees in the amount of $450,000 per year.

The press release relating to the forgoing is attached hereto as Exhibit 99.2 and incorporated herein by reference.


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Item 7.  Exhibits

        (c)    Exhibits.

               Exhibit No.   Description
               -----------   -----------

               99.1          Press Release dated October 18, 2001

               99.2          Press Release dated October 8, 2001


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 ARV ASSISTED LIVING, INC.


        Date:  October 24, 2001                  By: / s / Douglas Pasquale
                                                    ----------------------------

                                                 Name:  Douglas Pasquale
                                                 Title: Chief Executive Officer


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                                  EXHIBIT INDEX

Exhibit No.    Description
-----------    -----------

99.1           Press Release dated October 18, 2001

99.2           Press Release dated October 8, 2001


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